UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BANCFIRST CORPORATION

(Exact name of Registrant as specified in its charter)

OKLAHOMA	73-1221379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 North Broadway Oklahoma City, Oklahoma 73102
(Address of principal executive offices, including zip code)

BancFirst Corporation Stock Option Plan

BancFirst Corporation Directors’ Stock Option Plan

BancFirst Corporation Directors’ Deferred Stock Compensation Plan

(Full title of the plan)

David Harlow

President and Chief Executive Officer

BancFirst Corporation

101 North Broadway, Suite 1000

Oklahoma City, Oklahoma 73102

(405) 270-1086

(Name, address, including zip code, and telephone number, including area code, of agents for service)

COPIES TO:

Roger A. Stong, Esq.

Crowe & Dunlevy

324 North Robinson Avenue Suite 100

Oklahoma City, Oklahoma 73102

(405) 239-6614

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $1.00 par value per share
BancFirst Corporation Stock Option Plan	84,530	$55.03	$4,651,263	$564
BancFirst Corporation Directors’ Stock Option Plan	10,000	$55.03	$550,250	$67
BancFirst Corporation Directors’ Deferred Stock Compensation Plan	21,928	$55.03	$1,206,588	$146
Total	116,458	$55.03	$6,408,101	$777

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)

The calculation of the proposed maximum offering price, made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices per share of the Common Stock on the Nasdaq National Market on August 6, 2019.

(3)	The registration fee was calculated pursuant to Section 6(b) of the Securities Act, at $121.20 per $1 million.

EXPLANATORY NOTE

BancFirst Corporation (the “Registrant”) is filing this Registration Statement (i) to register an aggregate 116,458 additional shares of Common Stock, par value $1.00 per share (“Common Stock”) available for issuance under the three equity compensation plans identified on the cover page of this Registration Statement (the “Equity Compensation Plans”), pursuant to recent amendments to such plans increasing the number of shares of Registrant’s common stock available for issuance under such plans.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the Equity Compensation Plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i)	The Registrant’s Annual Report on Form 10-K for the calendar year ended December 31, 2018, filed on February 26, 2019;

(ii)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the calendar year covered by the Annual Report referred to in (i) above (other than any Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 9 or Results of Operations and Financial Condition disclosure furnished under Item 12 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K); and

(iii)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 000-14384), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1006(B)(7) of the General Corporation Act of the State of Oklahoma (the “OGCA”) authorizes a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director’s fiduciary duty of care, including acts constituting gross negligence. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty to the corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or executing any transaction from which the director obtained an improper personal benefit.

Section 1031 of the OGCA empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Further, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

An indemnification can be made by the corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the OGCA. The indemnification provided by the OGCA shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the OGCA shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant’s Charter and Bylaw Provisions

The Registrant’s Amended and Restated Certificate of Incorporation (i) limits its directors’ liability for monetary damages to the Registrant and its shareholders for breach of fiduciary duty except under the circumstances outlined in Section 1006(B)(7) of the OGCA as described above, (ii) provides for elimination or limitation of liability to the fullest extent permitted should the OGCA be amended to authorize corporation action further eliminating or limiting the personal liability of directors and (iii) provides for indemnification to the fullest extent permitted by Section 1031 of the OGCA.

The Registrant’s Bylaws, as amended, limit the right of indemnification provided by the OGCA and the Registrant’s Certificate of Incorporation. Specifically, the amended Bylaws provide that indemnification shall not be available to any director or officer in connection with any liability or legal expense incurred or imposed in any proceeding brought by any federal banking agency that results in a settlement or final order where the Registrant’s director or officer is assessed a civil money penalty, is removed or prohibited from engaging in banking activities, or which directs the director or officer to cease an action or take any affirmative action regarding the Corporation or its financial institution subsidiary.

Other Arrangements

The Registrant maintains a directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Registrant, under certain circumstances, in the event that indemnification payments are made by the Registrant to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Name of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of BancFirst Corporation (filed as Exhibit1 to the Registrant’s 8-A/A filed July 24, 1998 and incorporated herein by reference).
4.2

Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of BancFirst Corporation dated June 15, 2004 (filed as Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2004 and incorporated herein by reference).

4.3

Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of BancFirst Corporation dated May 23, 2013 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 29, 2013 and incorporated herein by reference).

4.4

Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of BancFirst Corporation dated May 31, 2017 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 31, 2017 and incorporated herein by reference).

4.5	Amended and Restated By-Laws of BancFirst Corporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 30, 2015 and incorporated herein by reference).
4.6

Fifteenth Amended and Restated BancFirst Corporation Stock Option Plan (filed as Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2019 and incorporated herein by reference).

4.7

Sixth Amended and Restated BancFirst Corporation Directors’ Stock Option Plan (filed as Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2019 and incorporated herein by reference).

4.8

Sixth Amended and Restated BancFirst Corporation Directors’ Deferred Stock Compensation Plan (filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2019 and incorporated herein by reference).

5.1	Opinion of Crowe and Dunlevy, A Professional Corporation, as the legality of the Common Stock.
23.1	Consent of Crowe and Dunlevy, A Professional Corporation (included in Exhibit 5.1).
23.2	Consent of BKD LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained on signature pages hereto).

Item 9. Undertakings.

1.The undersigned registrant hereby undertakes:

(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BancFirst Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, and State of Oklahoma, on August 13, 2019.

BANCFIRST CORPORATION

By:	/s/ David Harlow
David Harlow President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

The officers and directors of BancFirst Corporation whose signature appears below, hereby constitute and appoint David Harlow and Kevin Lawrence, and each of them (with full power to each of them to act alone), the true and lawful attorney-in-fact to sign and execute, on behalf of the undersigned, any amendment(s) to this registration statement, and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 13, 2019.

/s/ David E. Rainbolt	/s/ David Harlow
David E. Rainbolt	David Harlow
Executive Chairman	President and Chief Executive Officer (Principal Executive Officer)

/s/ Dennis L. Brand
Dennis L. Brand	C. L. Craig, Jr.
Director	Director

/s/ F. Ford Drummond
F. Ford Drummond	Joe Ford
Director	Director

/s/ Frank Keating
William O. Johnstone	Frank Keating
Vice Chairman of the Board	Director

/s/ Dave R. Lopez
Bill Lance	Dave R. Lopez
Director	Director

/s/ W. Scott Martin	/s/ Tom H. McCasland, III
W. Scott Martin	Tom H. McCasland, III
Director	Director

/s/ Ronald J. Norick
Ronald J. Norick	H. E. Rainbolt
Director	Chairman Emeritus

/s/ Robin Roberson	/s/ Michael S. Samis
Robin Roberson	Michael S. Samis
Director	Director

/s/ Natalie Shirley
Darryl Schmidt	Natalie Shirley
Chief Executive Officer, BancFirst and Director	Director

/s/ Michael K. Wallace	/s/ Gregory Wedel
Michael K. Wallace	Gregory Wedel
Director	Director

/s/ G. Rainey Williams, Jr.
G. Rainey Williams, Jr.
Director

/s/ Kevin Lawrence	/s/ Randy Foraker
Kevin Lawrence	Randy Foraker
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Executive Vice President (Principal Accounting Officer)